EXHIBIT 99.1

Ultralife Corporation Reports Fourth Quarter Results

Fourth Quarter Gross Margin Improves to 30%

Company to Divest RedBlack Communications

NEWARK, N.Y., Feb. 16, 2012 (GLOBE NEWSWIRE) -- Ultralife Corporation (Nasdaq:ULBI) reported operating income from continuing operations of $2.1 million on revenue of $31.4 million for the quarter ended December 31, 2011. For the fourth quarter of 2010, the company reported operating income from continuing operations of $3.0 million on revenue of $45.9 million.

"We continued to achieve solid productivity gains and delivered an operating margin of 6.8% for the fourth quarter, despite lower revenues caused in large part by delays in government funding and the timing of certain rechargeable battery shipments which occurred in January 2012. The business-wide Lean implementation we launched earlier in the year and our strategic focus on high-margin product sales are clearly paying dividends, as demonstrated by our 240 basis point improvement in gross margin to 30.0% for the quarter. In Battery & Energy Products we posted a record gross margin of 29.1%, 340 basis points higher than last year, and in Communications Systems we increased gross margin by 40 basis points over last year," said Michael D. Popielec, Ultralife's president and chief executive officer.

"Our objective for 2011 was to exit the year better positioned to deliver consistent, profitable growth, and we met that objective," added Popielec. "Improving operational productivity, exiting businesses and products that were dilutive to earnings and more fully leveraging our China operation all contributed to an enhanced quality of earnings. We also launched a robust game plan for growth, including retooled new product development processes and expanded sales coverage to broaden customer reach and support new market opportunities. Finally, in the face of a difficult economy and continued government funding delays, we delivered a 6% sales increase in Battery & Energy Products, excluding the $2.7 million DCAA settlement we recorded in the first quarter of the year."

Fourth Quarter 2011 Financial Results

During the second quarter of 2011, Ultralife completed the exit of the Energy Services business. As a result, the Energy Services segment has been reclassified as a discontinued operation. Revenue, gross margin and operating expense figures presented below represent results from continuing operations.

Revenue was $31.4 million, compared to $45.9 million for the fourth quarter of 2010, a 32% decline. Battery & Energy Product sales declined by $8.9 million to $23.9 million, primarily due to the high level of telematic sales shipped in the fourth quarter of 2010 offset in part by increased mix of rechargeable batteries and continued growth of primary batteries in the company's China operations. Communications Systems sales were $7.5 million, compared to $13.1 for the same period last year, a decline of $5.6 million. Fourth quarter 2010 Communications Systems revenues included the sales of SATCOM systems and higher amplifier shipments. Excluding last year's sales of SATCOM systems, Communications Systems sales decreased by $1.1 million or 13%, due to delays in the government funding approval for amplifier orders.

Gross profit was $9.4 million, or 30.0% of revenue, compared to $12.7 million, or 27.6% of revenue, for the same quarter a year ago. Battery & Energy Products' gross margin increased by 340 basis points to 29.1% from 25.7% last year reflecting the benefits of the company's ongoing Lean initiative and a greater mix of higher margin rechargeable batteries and charger systems. Gross margin for Communications Systems increased by 40 basis points to 33.0% reflecting a higher mix of AMTI amplifier sales.

Operating expenses were $7.3 million, a decrease of $2.3 million from $9.6 million a year ago. The 25% reduction from 2010 resulted from continued actions to reduce general and administrative expenses while investing some of the savings in the development of new products and the expansion of the sales force to increase geographic coverage and penetrate new markets. As a percent of revenue, operating expenses were 23.2%, compared to 21.0% a year ago. Excluding sales of SATCOM systems from last year's revenue, operating expenses as a percent of revenue were 23.3%.

Despite weaker fourth quarter sales, solid gross margin and improved operating expense efficiency drove operating income of $2.1 million representing an operating margin of 6.8%, compared to $3.0 million for an operating margin of 6.6% last year.

Net income from continuing operations was $1.7 million, or $0.10 per share, compared to $3.4 million, or $0.20 per share, for the fourth quarter of 2010. Net income from discontinued operations was $0.1 million, or $0.00 per share, compared to a net loss of $14.4 million, or $0.84 per share, for the same quarter last year.

Year Ended December 31, 2011 Financial Results

For the year ended December 31, 2011, revenue from continuing operations was $139.4 million, compared to $166.8 million for the same period a year ago. Battery & Energy Products' sales increased by 3% to $108.2 million and Communications Systems' sales decreased by 49% to $31.2 million. Included in Battery & Energy Products' 2011 sales was a $2.7 million charge recorded in the first quarter to reflect the settlement with the U.S. Government related to exigent contracts completed between 2003 and 2004. Excluding this charge, Battery & Energy Products' sales increased by 6%. Included in Communications Systems' sales for both periods were sales of SATCOM systems that amounted to $7.5 million in 2011 and $30.9 million in 2010.

Operating income was $2.5 million for 2011 representing an operating margin of 1.8%, compared to $11.9 million for an operating margin of 7.1% last year. 2011 operating income was negatively impacted by the $2.7 million above-mentioned charge and by a $1.1 million charge to write-off discontinued inventory recorded in the third quarter.  Excluding these one time items, the 2011 operating margin would have been 4.4%. Net income from continuing operations was $1.6 million, or $0.09 per share, compared to net income of $11.2 million, or $0.65 per share, for the same period a year ago. The net loss from discontinued operations was $3.7 million, or $0.21 per share, including $2.8 million of costs related to the exit of the Energy Services business, compared to a net loss of $17.4 million, or $1.01 per share, for 2010.

Company to Divest RedBlack Communications

Senior management, as authorized by the Board of Directors, will divest the company's RedBlack Communications business in 2012. As a result of management's ongoing review of the company's business portfolio, management has determined that RedBlack offers limited opportunities to achieve the operating margin thresholds of the company's new business model. Commencing in the first quarter of 2012 through the date of sale, the results and related divestiture costs will be reported as a discontinued operation. RedBlack is presently included in the Communications Systems segment.

Outlook

Management expects year-over-year percentage revenue growth approaching double digits. Operating income growth is expected to outpace revenue growth and generate an operating margin of approximately 7% to 7.5%. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

"Our opportunity funnels for both large government defense and mid-sized commercial projects are expanding as a result of new feet on the street and several new product developments. However, as experienced with fourth quarter revenue, our goal of minimizing the variability in shipments and orders still has a way to go.  The operating model we developed in 2011 supports high single digit revenue growth rates and positions us to deliver leveraged operating profit growth as we scale up the business," concluded Popielec.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Revenues:
Battery & energy products	$ 23,882	$ 32,767	$ 108,203	$ 105,126
Communications systems	7,487	13,124	31,183	61,693
Total revenues	31,369	45,891	139,386	166,819

Cost of products sold:
Battery & energy products	16,936	24,356	83,034	80,282
Communications systems	5,014	8,849	20,959	39,881
Total cost of products sold	21,950	33,205	103,993	120,163

Gross profit	9,419	12,686	35,393	46,656

Operating expenses:
Research and development	1,680	2,575	8,595	8,755
Selling, general, and administrative	5,591	7,074	24,323	26,039
Total operating expenses	7,271	9,649	32,918	34,794

Operating income	2,148	3,037	2,475	11,862

Other income (expense):
Interest income	1	--	5	--
Interest expense	(115)	(186)	(559)	(1,138)
Miscellaneous	(168)	(208)	171	145
Income from continuing operations before income taxes	1,866	2,643	2,092	10,869

Income tax provision (benefit)-current	(101)	(774)	32	(557)
Income tax provision-deferred	297	34	496	258
Total income taxes	196	(740)	528	(299)

Net income from continuing operations	1,670	3,383	1,564	11,168

Discontinued operations:
Income (loss) from discontinued operations, net of tax	94	(14,403)	(3,702)	(17,377)

Net income (loss)	1,764	(11,020)	(2,138)	(6,209)

Net loss attributable to noncontrolling interest	19	8	58	30

Net income (loss) attributable to Ultralife	$ 1,783	$ (11,012)	$ (2,080)	$ (6,179)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$ 0.10	$ 0.20	$ 0.09	$ 0.65
Discontinued operations	$ 0.00	$ (0.84)	$ (0.21)	$ (1.01)
Total	$ 0.10	$ (0.64)	$ (0.12)	$ (0.36)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$ 0.10	$ 0.20	$ 0.09	$ 0.65
Discontinued operations	$ 0.00	$ (0.83)	$ (0.21)	$ (1.01)
Total	$ 0.10	$ (0.63)	$ (0.12)	$ (0.36)

Weighted average shares outstanding - basic	17,331	17,242	17,304	17,157
Weighted average shares outstanding - diluted	17,347	17,417	17,336	17,166

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$ 5,486	$ 5,105
Trade accounts receivable, net	19,903	34,270
Inventories	34,967	33,122
Prepaid expenses and other current assets	3,877	3,157
Total current assets	64,233	75,654

Property and equipment	12,588	14,485

Other assets
Goodwill, intangible and other assets	23,994	24,696

Total Assets	$ 100,815	$ 114,835

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$ --	$ 8,717
Accounts payable	13,766	16,338
Other current liabilities	9,392	11,290
Total current liabilities	23,158	36,345

Long-term liabilities:
Long-term debt and capital lease obligations	--	251
Other long-term liabilities	4,431	4,444
Total long-term liabilities	4,431	4,695

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,874	1,865
Capital in excess of par value	172,309	171,020
Accumulated other comprehensive loss	(985)	(1,262)
Accumulated deficit	(92,280)	(90,200)
	80,918	81,423
Less -- Treasury stock, at cost	7,658	7,652
Total Ultralife equity	73,260	73,771
Noncontrolling interest	(34)	24
Total shareholders' equity	73,226	73,795

Total Liabilities and Shareholders' Equity	$ 100,815	$ 114,835
CONTACT: Company Contact:
         Ultralife Corporation
         Philip Fain
         (315) 332-7100
         pfain@ulbi.com

         Investor Relations Contact:
         Lippert/Heilshorn & Associates
         Jody Burfening
         (212) 838-3777
         jburfening@lhai.com